Exhibit 99.1

Financial Report July - September 2024 Stockholm, Sweden, October 18, 2024 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report July - September 2024

Q3 2024: Solid sales outperformance

Financial highlights Q3 2024

$2,555 million net sales

1.6% net sales decrease

0.8% organic sales decline*

8.9% operating margin

9.3% adjusted operating margin*

$1.74 diluted EPS, 11% increase

$1.84 adjusted diluted EPS*, 11% increase

Full year 2024 guidance Around 1% organic sales growth Around 1% negative FX effect on net sales Around 9.5-10.0% adjusted operating margin Around $1.1 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the third quarter of 2024

•
Third quarter sales decreased organically* by 0.8%, which was 4pp better than global LVP decline of 4.8% (S&P Global Oct 2024). We outperformed in Europe and Asia excl. China, mainly due to high level of product launches and positive pricing. Our sales to domestic Chinese OEMs grew by 18%, which is twice as much as their LVP growth of 8.5%. Despite this, we underperformed in China, due to a substantial negative LVP mix as lower safety content models grew strongly while higher content models declined.
•
Profitability was unchanged despite a slight net sales decline. This was mainly due to successful execution of cost reductions and commercial recoveries and despite inflationary cost increases and a $14 million cost related to a supplier settlement. Both direct and indirect headcount continued to decrease. Operating income was $226 million and operating margin was 8.9%. Adjusted operating income* was $237 million and adjusted operating margin* was 9.3%. Return on capital employed was 22.9% and adjusted return on capital employed* was 23.9%.
•
Operating cash flow was $177 million, as expected, and we are on track towards $1.1 billion for 2024. Free cash flow* was $32 million compared to $50 million last year. At 1.4x, the leverage ratio* remained within our target range. In the quarter, a dividend of $0.68 per share was paid, and 1.33 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q3 2024	Q3 2023	Change	9M 2024	9M 2023	Change
Net sales	$2,555	$2,596	(1.6)%	$7,774	$7,724	0.7%
Operating income	226	232	(2.4)%	626	453	38%
Adjusted operating income1)	237	243	(2.3)%	657	586	12%
Operating margin	8.9%	8.9%	(0.1)pp	8.1%	5.9%	2.2pp
Adjusted operating margin1)	9.3%	9.4%	(0.1)pp	8.5%	7.6%	0.9pp
Earnings per share - diluted	1.74	1.57	11%	4.98	3.04	64%
Adjusted earnings per share - diluted1)	1.84	1.66	11%	5.30	4.48	18%
Operating cash flow	177	202	(12)%	639	535	19%
Return on capital employed2)	22.9%	24.2%	(1.3)pp	21.2%	15.6%	5.6pp
Adjusted return on capital employed1,2)	23.9%	24.5%	(0.7)pp	22.1%	19.8%	2.3pp

1) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Non-U.S. GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

Light vehicle production was weak in the third quarter, declining by close to 5% globally. This was driven by a combination of inventory reductions, especially in the Americas and a high comparison base, especially in China. In this tough environment, Autoliv managed to outgrow LVP by 4pp, enabling almost unchanged

Based on sales trends and order intake in recent years, we expect further market share gains with domestic Chinese OEMs in the coming years.

Excess inflation compensation negotiations with our customers have developed in line with our expectations with a few negotiations still outstanding.

With the seasonally strong fourth quarter remaining of the year, we reaffirm our guidance of around 9.5-10.0% adjusted operating margin for 2024. We expect to be at the low end of this range, as we now expect full year 2024 organic growth to be 1% instead of previously expected 2% due to the unfavorable market mix development.

Our operating cash flow is on track towards the full year guidance of $1.1 billion and our balance sheet remains strong with a debt leverage of 1.4x, which supports our continued commitment to a high level of shareholder returns and our financial targets.

sales and operating income. This is despite a$14 million cost item related to a supplier settlement.

We were able to achieve these results mainly due to our cost control, including a continued reduction of our indirect workforce. We accelerated our efficiency improvements, contributing to a reduction of direct headcount by 3,100 compared to a year earlier, which is a reduction of 6%.

I am pleased that we outgrew LVP on a global basis following substantial outperformance in Europe and Asia excl. China. Our sales underperformed LVP in China due to a substantial negative market mix, however, our position with Chinese OEMs continues to improve.

Financial Report July - September 2024

Full year 2024 guidance

Our 2024 guidance is mainly based on our customer call-offs, a full year 2024 global LVP decline of around 3% and the achievement of our targeted cost compensation effects.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 1%	Tax rate2)	Around 28%
FX impact on net sales	Around 1% negative	Operating cash flow3)	Around $1.1 billion
Adjusted operating margin1)	Around 9.5-10.0%	Capex, net, of sales	Around 5.5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, October 18, 2024. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report July - September 2024

Business and market condition update

Supply Chain

In the third quarter, global light vehicle production declined by 4.8% year-over-year (according to S&P Global Oct 2024). Call-off volatility was unchanged compared to a year earlier but improved slightly compared to the second quarter 2024, and it remains at higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice had a negative impact on our production efficiency and profitability in the quarter. We expect call-off volatility in 2024 on average to be slightly lower than it was in 2023 but still remain higher than the pre-pandemic level.

Inflation

In the third quarter, cost pressure from labor and other items had a negative impact on our profitability, although most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes had a negligible impact on our profitability during the third quarter. We continue to expect raw material prices in 2024 to increase slightly for the full year. We expect continued cost pressure from inflation relating mainly to labor, especially in Europe and the Americas. We continue to execute on productivity and cost reduction activities to offset these cost pressures, and have successfully received inflation compensation from almost all of our customers, with only a few negotiations still outstanding.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, July and October 2024. All rights reserved.

Financial Report July - September 2024

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

USD Bn
0
1
2
3
4
5
6
7
8
9
10
11
12
Americas
Europe
China
Asia, ex China
Autoliv
FY'20
FY'21
FY'22
FY'23
LTM Q3'24

USD M
1,200
1,000
800
600
400
200
0
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
LTM Q3'24
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
LTM Q3'24
Capex, net
Capex, net % of sales
D&A % of sales

1200
1000
800
600
400
200
0
USD M
FY'20
FY'21
FY'22
FY'23
LTM Q3'24
Operating Cash Flow

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'20
FY'21
FY'22
FY'23
LTM Q3'24
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net.

D&A: Depreciation and Amortization. Cash conversion*: Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report July - September 2024

Consolidated sales development

Third quarter 2024

Consolidated sales	Third quarter		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,736	$1,761	(1.4)%	(0.7)%	(0.7)%
Seatbelt Products and Other2)	819	835	(2.0)%	(1.0)%	(1.0)%
Total	$2,555	$2,596	(1.6)%	(0.8)%	(0.8)%

Americas	$851	$918	(7.2)%	(3.5)%	(3.8)%
Europe	700	646	8.4%	2.2%	6.3%
China	495	538	(8.1)%	1.3%	(9.3)%
Asia excl. China	508	495	2.7%	(2.1)%	4.8%
Total	$2,555	$2,596	(1.6)%	(0.8)%	(0.8)%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales declined organically* by 0.7% in the quarter. The largest contributor to the decrease was passenger airbags, inflatable curtains, knee airbags and driver airbags, partly offset by growth in steering wheels, inflators and center airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 1.0% in the quarter. Sales declined organically in China, while it increased in Asia excluding China and the Americas with Europe being virtually unchanged.

Sales by region

Our global organic sales* decreased by 0.8% compared to the global LVP decrease of 4.8% (according to S&P Global, October 2024). The outperformance was mainly driven by new product launches and higher prices, partly offset by negative customer and model mix. Our organic sales growth outperformed LVP growth by 12pp in Europe and by 10pp in Asia excluding China while we underperformed by 0.6pp in the Americas and by 6.4pp in China. LVP growth in China was heavily tilted to domestic OEMs with typically lower safety content. LVP for global OEMs declined by 15% while it increased by 8.5% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 18% in the quarter following a strong order intake with domestic OEMs in recent years. In India, we grew organically by around 17%, while LVP was close to unchanged.

Q3 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	(3.8)%	6.3%	(9.3)%	4.8%	(0.8)%
Main growth drivers	GM, Renault, VW	Mercedes, Renault, Ford	Geely, Chery, BMW	Hyundai, Suzuki, Tata	Geely, Mercedes, Renault
Main decline drivers	Stellantis, EV OEM, Nissan	Stellantis, Volvo, Fisker	Lixiang Auto, VW, Honda	Nissan, Mazda	Stellantis, EV OEM, GM

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q3 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Oct 2024)	(3.2)%	(6.1)%	(2.9)%	(5.3)%	(4.8)%
LVP (Jul 2024)	(2.5)%	(5.4)%	(7.0)%	(3.3)%	(5.5)%

Financial Report July - September 2024

Consolidated sales development

First nine months 2024

Consolidated sales	First 9 months		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$5,264	$5,191	1.4%	(1.0)%	2.4%
Seatbelt Products and Other2)	2,511	2,533	(0.9)%	(1.2)%	0.3%
Total	$7,774	$7,724	0.7%	(1.1)%	1.7%

Americas	$2,637	$2,665	(1.0)%	(0.2)%	(0.8)%
Europe	2,231	2,122	5.2%	1.4%	3.7%
China	1,423	1,488	(4.4)%	(2.0)%	(2.3)%
Asia excl. China	1,483	1,449	2.3%	(5.3)%	7.7%
Total	$7,774	$7,724	0.7%	(1.1)%	1.7%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 2.4% in the period. The largest contributor to the increase was steering wheels, followed by center airbags, inflatable curtains, side airbags and inflators, partly offset by decreases for passenger airbags and knee airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 0.3% in the period. Sales increased organically in Asia excluding China, the Americas and Europe while it declined in China.

Sales by region

Our global organic sales* increased by 1.7% compared to the global LVP decrease of 1.8% (according to S&P Global, October 2024). The 3.5pp outperformance was mainly driven by new product launches and higher prices, partly offset by negative customer and model mix.

Our organic sales growth outperformed LVP growth by 12pp in Asia excluding China, by 7.3pp in Europe and by 0.8pp in the Americas, while it underperformed by 4.6pp in China. LVP growth in China was tilted to domestic OEMs with typically lower safety content. Domestic OEM LVP in China grew by 15% while LVP declined by 10% for global OEMs in the first nine months.

9M 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	(0.8)%	3.7%	(2.3)%	7.7%	1.7%
Main growth drivers	VW, Toyota, Hyundai	Mercedes, Renault, BMW	Geely, BMW, Chery	Hyundai, Tata, Suzuki	Mercedes, Hyundai, Geely
Main decline drivers	Stellantis, EV OEM, Nissan	Stellantis, VW, Volvo	EV OEM, Honda, GM	Nissan, Renault	Stellantis, EV OEM, GM

Light vehicle production development

First 9 months 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Oct 2024)	(1.6)%	(3.6)%	2.3%	(4.8)%	(1.8)%
LVP (Jan 2024)	0.8%	(1.8)%	1.4%	(1.6)%	(0.4)%

Financial Report July - September 2024

Key launches in the third quarter 2024

Nio Onvo L60	BMX X3	Zeekr 7X

Nissan Patrol & Armada	Alfa Romeo Junior	Audi A6 e-tron

Changan Avatr 15	Audi A5	Tata Curvv

Ford Capri	Chery Luxeed R7	Mahindra Thar (ROXX)

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report July - September 2024

Financial development

Selected Income Statement items

Condensed income statement	Third quarter			First 9 months
(Dollars in millions, except per share data)	2024	2023	Change	2024	2023	Change
Net sales	$2,555	$2,596	(1.6)%	$7,774	$7,724	0.7%
Cost of sales	(2,095)	(2,131)	(1.7)%	(6,398)	(6,432)	(0.5)%
Gross profit	459	465	(1.3)%	1,377	1,291	6.6%
S,G&A	(129)	(119)	8.4%	(399)	(380)	4.9%
R,D&E, net	(96)	(107)	(10)%	(325)	(343)	(5.5)%
Other income (expense), net	(9)	(8)	11%	(27)	(115)	(76)%
Operating income	226	232	(2.4)%	626	453	38%
Adjusted operating income1)	237	243	(2.3)%	657	586	12%
Financial and non-operating items, net	(29)	(30)	(3.7)%	(73)	(60)	21%
Income before taxes	197	201	(2.2)%	554	393	41%
Income taxes	(58)	(67)	(13)%	(149)	(131)	14%
Net income	$139	$134	3.4%	$404	$262	55%

Earnings per share - diluted3)	$1.74	$1.57	11%	$4.98	$3.04	64%
Adjusted earnings per share - diluted1,3)	$1.84	$1.66	11%	$5.30	$4.48	18%

Gross margin	18.0%	17.9%	0.1pp	17.7%	16.7%	1.0pp
S,G&A, in relation to sales	(5.0)%	(4.6)%	(0.5)pp	(5.1)%	(4.9)%	(0.2)pp
R,D&E, net in relation to sales	(3.7)%	(4.1)%	0.4pp	(4.2)%	(4.4)%	0.3pp
Operating margin	8.9%	8.9%	(0.1)pp	8.1%	5.9%	2.2pp
Adjusted operating margin1)	9.3%	9.4%	(0.1)pp	8.5%	7.6%	0.9pp
Tax Rate	29.6%	33.4%	(3.8)pp	27.0%	33.4%	(6.4)pp

Other data
No. of shares at period-end in millions3)	78.8	84.1	(6.4)%	78.8	84.1	(6.4)%
Weighted average no. of shares in millions3)	79.2	84.9	(6.6)%	80.7	85.5	(5.6)%
Weighted average no. of shares in millions, diluted3)	79.3	85.0	(6.7)%	80.9	85.7	(5.6)%

1) Non-U.S. GAAP measure, excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Net of treasury shares.

Third quarter 2024 development

Gross profit decreased by $6 million, and the gross margin increased by 0.1pp compared to the same quarter 2023. The gross profit decrease was primarily driven by a $14 million cost increase in direct material related to a settlement and to a lesser extent the lower net sales. This was partly offset by lower costs for mainly premium freight and labor, partly due to improved customer call-off accuracy.

S,G&A costs increased by $10 million compared to the prior year, mainly due to higher costs for personnel due to wage inflation while headcount was unchanged. Costs for digitalization, IT projects and licenses also increased, impacted by inflation. S,G&A costs in relation to sales increased from 4.6% to 5.0%.

R,D&E, net costs decreased by $11 million compared to the prior year, mainly due to $6 million in higher engineering income. The decrease was also supported to a smaller extent from several items, mainly positive FX translation effects, lower personnel costs and lower costs for samples and prototypes. R,D&E, net, in relation to sales decreased from 4.1% to 3.7%.

Other income (expense), net was close to unchanged at negative $9 million, compared to negative $8 million in the same period last year.

Operating income decreased by $6 million compared to the same period in 2023, due to the lower gross profit, higher S,G&A costs and other income (expenses) partly offset by lower costs for R,D&E, net, as outlined above.

Adjusted operating income* decreased by $6 million compared to the prior year, due to the lower gross profit, higher S,G&A costs and other income (expenses) partly offset by lower costs for R,D&E, net, as outlined above.

Financial and non-operating items, net, was negative $29 million compared to negative $30 million a year earlier.

Income before taxes decreased by $4 million compared to the prior year, mainly due to the lower operating income.

Tax rate was 29.6% compared to 33.4% in the same period last year. The lower tax rate was impacted by a favorable country mix compared to the same quarter last year. Discrete tax items, net, decreased the tax rate this quarter by 1.2pp. Discrete tax items, net, increased the tax rate by 0.2pp in the same period last year.

Earnings per share, diluted increased by $0.17 compared to a year earlier. The main drivers were $0.12 from lower number of shares and $0.10 from lower taxes, partly offset by $0.05 from lower operating income.

Financial Report July - September 2024

First nine months 2024 development

Gross profit increased by $85 million, and the gross margin increased by 1.0pp compared to the same period in 2023. More than half of the improvement in gross profit was driven by the increase in net sales, but lower costs for labor and premium freight also contributed to the improvement following more stable customer call-offs and headcount reductions.

S,G&A costs increased by $18 million compared to the prior year. The main reason for the cost increase was higher costs for personnel, due to the high wage inflation. S,G&A costs in relation to sales increased from 4.9% to 5.1%.

R,D&E, net costs decreased by $19 million compared to the prior year. Higher engineering income explain almost the entire improvement. R,D&E, net, in relation to sales decreased from 4.4% to 4.2%.

Other income (expense), net was negative $27 million compared to negative $115 million in the same period last year, almost entirely due to lower capacity alignment accruals compared to the same period previous year.

Operating income increased by $173 million compared to the same period in 2023, mainly due to the increase in gross profit, and lower capacity alignment accruals, as outlined above.

Adjusted operating income* increased by $71 million compared to the prior year, mainly due to higher gross profit and lower R,D&E, net partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $73 million compared to negative $60 million a year earlier. The change was mainly due to increased interest expense as the result of higher debt and higher interest rates.

Income before taxes increased by $161 million compared to the prior year, mainly due to the increase in operating income and financial and non-operating items, net, as outlined above.

Tax rate was 27.0% compared to 33.4% in the same period last year. The lower tax rate was impacted by favorable country mix compared to the prior year. Discrete tax items, net, decreased the tax rate this period by 2.8pp. Discrete tax items, net, decreased the tax rate by 0.6pp in the same period last year.

Earnings per share, diluted increased by $1.94 compared to a year earlier. The main drivers were $1.67 from higher operating income, $0.29 from lower number of shares and $0.09 from taxes partly offset by $0.11 from higher financial and non-operating items, net.

Financial Report July - September 2024

Selected Cash Flow and Balance Sheet items

Selected Cash Flow items	Third quarter			First 9 months
(Dollars in millions)	2024	2023	Change	2024	2023	Change
Net income	$139	$134	3.4%	$404	$262	55%
Changes in operating working capital	(68)	(36)	88%	(54)	(8)	593%
Depreciation and amortization	97	95	1.8%	289	281	2.7%
Other, net	10	9	14%	1	1	6%
Operating cash flow	177	202	(12)%	639	535	19%
Capital expenditure, net	(145)	(151)	(4.1)%	(431)	(419)	3%
Free cash flow1)	$32	$50	(36)%	$208	$117	79%
Cash conversion2)	23%	37%	(14)pp	52%	45%	7pp
Shareholder returns
- Dividends paid	(54)	(56)	(3.8)%	(164)	(169)	(2.8)%
- Share repurchases	(130)	(120)	8.2%	(450)	(202)	123%
Cash dividend paid per share	$(0.68)	$(0.66)	2.7%	$(2.04)	$(1.98)	2.7%
Capital expenditures, net in relation to sales	5.7%	5.8%	(0.1)pp	5.5%	5.4%	0.1pp

1) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	Third quarter
(Dollars in millions)	2024	2023	Change
Trade working capital1)	$1,307	$1,303	0.3%
Trade working capital in relation to sales2)	12.8%	12.5%	0.2pp
- Receivables outstanding in relation to sales3)	21.5%	21.0%	0.5pp
- Inventory outstanding in relation to sales4)	9.8%	9.5%	0.3pp
- Payables outstanding in relation to sales5)	18.4%	17.9%	0.5pp
Cash & cash equivalents	415	475	(13)%
Gross Debt6)	2,210	1,867	18%
Net Debt7)	1,787	1,375	30%
Capital employed8)	4,085	3,861	5.8%
Return on capital employed9)	22.9%	24.2%	(1.3)pp
Total equity	2,298	2,486	(7.6)%
Return on total equity10)	24.1%	21.3%	2.8pp
Leverage ratio11)	1.4	1.3	0.1pp

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-U.S. GAAP measure, see reconciliation table. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Third quarter 2024 development

Changes in operating working capital impacted operating cash flow by $68 million negative compared to an impact of $36 million negative in the same period the prior year. Almost all of the $68 million impact in the quarter came from increases in inventories due to high customer call off volatility at the end of the quarter and higher receivables, mainly as a result of seasonally higher sales in September.

Other, net was $10 million positive compared to $9 million positive in the same period the prior year.

Operating cash flow decreased by $25 million to $177 million compared to the same period last year, mainly due to that operating working capital increased by $34 million more than it increased the same period last year, as outlined above.

Capital expenditure, net decreased by $6 million compared to the same period the previous year. The level of Capital expenditure, net, in relation to sales was relatively stable at 5.7% versus 5.8% a year earlier. The level is currently above what we expect for the longer term, due to investments in capacity, mainly in Asia, and in footprint optimization, mainly in Europe and the Americas.

Free cash flow* was positive $32 million compared to positive $50 million in the same period the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 23% in the quarter.

Financial Report July - September 2024

Trade working capital* increased by $4 million compared to the same period last year, where the main drivers were $13 million in higher accounts receivables, $24 million in higher accounts payable and $15 million in higher inventories. In relation to sales, trade working capital increased from 12.5% to 12.8%.

Cash and cash equivalents as of September 30, 2024 was around $0.4 billion, while committed, unused loan facilities, was around $1.2 billion.

Net debt* was $1,787 million as of September 30, 2024, which was $412 million higher than a year earlier.

Total equity as of September 30, 2024, decreased by $188 million compared to September 30, 2023. This was mainly due to $221 million in dividend payments and stock repurchases including taxes of $608 million, partly offset by $632 million from net income.

Leverage ratio*: On September 30, 2024, the Company had a leverage ratio of 1.4x compared to 1.3x on September 30, 2023, as the 12 months trailing adjusted EBITDA* increased by around $187 million while the net debt* per the policy increased by around $407 million.

First nine months 2024 development

Operating cash flow increased by $104 million compared to the same period last year, to $639 million, mainly due to higher net income, partly offset by more negative effects from increased operating working capital.

Capital expenditure, net increased by $12 million. Capital expenditure, net in relation to sales was relatively stable at 5.5% versus 5.4% the prior year period. The level is currently slightly above what we expect for the longer term, due to investments in capacity, mainly in Asia, and in footprint optimization, mainly in Europe and the Americas.

Free cash flow* was positive $208 million, compared to positive $117 million in the same period last year. The improvement was due to the higher operating cash flow partly offset by higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 52% in the period.

Headcount

	Sep 30	Jun 30	Sep 30
	2024	2024	2023
Headcount	67,200	68,700	71,200
Whereof: Direct headcount in manufacturing	49,800	51,100	52,900
Indirect headcount	17,400	17,500	18,200
Temporary personnel	9%	9%	11%

As of September 30, 2024, total headcount (Full Time Equivalent) decreased by around 4,000, or by 5.6%, compared to a year earlier, despite almost unchanged sales. The indirect workforce decreased by around 800, or by 4.4%, mainly reflecting our structural reduction initiatives. The direct workforce decreased by approximately 3,100, or by 5.9%, partly due to that an improvement in customer call-off accuracy in the third quarter has enabled us to accelerate operating efficiency improvements.

Compared to June 30, 2024, total headcount (FTE) decreased by around 1,500, or by 2.2%. Indirect headcount decreased by around 100, or by 0.6%, while direct headcount decreased by approximately 1,300, or by 2.5%.

Financial Report July - September 2024

Other Items

•
On September 13, 2024, the Autoliv Board of Directors appointed Ms. Adriana Karaboutis as an independent director to the Autoliv Board of Directors effective immediately. With the addition of Ms. Karaboutis, Autoliv has expanded its Board size from eleven to twelve directors. Ms. Karaboutis most recently served as Group Chief Information and Digital Officer of National Grid PLC, one of the world's largest public utility companies. She previously served as EVP Technology, Business Solutions and Corporate Affairs at Biogen Inc., as well as VP and Global CIO of Dell, Inc. Ms. Karaboutis also has more than 20 years at General Motors and Ford in various international leadership positions. Ms. Karaboutis is appointed for a term expiring at the 2025 Annual General Meeting of Stockholders at which time the Board is expected to contract to eleven members with the retirement of Mr. Hasse Johansson.

•
On September 17, 2024, Autoliv announced the appointment of Mr. Fabien Dumont as Executive Vice President & Chief Technology Officer and a member of the Autoliv Executive Management Team. Fabien Dumont previously served as Vice President Engineering in Autoliv China and has been with Autoliv since 1998. In leading the Autoliv China Engineering team, Fabien Dumont has played a vital role in developing innovations and technologies that support the fast-moving Chinese market.
•
In Q3 2024, Autoliv repurchased and retired 1.33 million shares of common stock at an average price of $97.80 per share under the Autoliv 2022-2024 stock repurchase program.

Next Report Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2024 on Friday, January 31, 2025.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 18, 2024.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, July and October 2024. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report July - September 2024

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report July - September 2024

Consolidated Statements of Income

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2024	2023	2024	2023	months	2023
Airbags, Steering Wheels and Other1)	$1,736	$1,761	$5,264	$5,191	$7,128	$7,055
Seatbelt products and Other1)	819	835	2,511	2,533	3,398	3,420
Total net sales	2,555	2,596	7,774	7,724	10,526	10,475

Cost of sales	(2,095)	(2,131)	(6,398)	(6,432)	(8,619)	(8,654)
Gross profit	459	465	1,377	1,291	1,907	1,822

Selling, general & administrative expenses	(129)	(119)	(399)	(380)	(519)	(500)
Research, development & engineering expenses, net	(96)	(107)	(325)	(343)	(406)	(425)
Other income (expense), net	(9)	(8)	(27)	(115)	(119)	(207)
Operating income	226	232	626	453	863	690

Income from equity method investments	2	1	5	4	6	5
Interest income	3	3	10	10	13	13
Interest expense	(27)	(24)	(81)	(68)	(105)	(93)
Other non-operating items, net	(7)	(11)	(7)	(6)	(4)	(3)
Income before income taxes	197	201	554	393	773	612

Income taxes	(58)	(67)	(149)	(131)	(141)	(123)
Net income	139	134	404	262	632	489

Less: Net income attributable to non-controlling interest	0	1	1	1	2	1
Net income attributable to controlling interest	$138	$134	$403	$261	$630	$488

Earnings per share - diluted	$1.74	$1.57	$4.98	$3.04	$7.70	$5.72
1) Including Corporate sales.

Financial Report July - September 2024

Consolidated Balance Sheets

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions, unaudited)	2024	2024	2024	2023	2023
Assets
Cash & cash equivalents	$415	$408	$569	$498	$475
Receivables, net	2,192	2,090	2,194	2,198	2,179
Inventories, net	997	936	997	1,012	982
Prepaid expenses	172	193	180	173	180
Other current assets	90	76	71	93	63
Total current assets	3,865	3,703	4,011	3,974	3,879

Property, plant & equipment, net	2,317	2,197	2,192	2,192	2,067
Operating leases right-of-use assets	173	167	177	176	162
Goodwill and intangible assets, net	1,386	1,379	1,381	1,385	1,378
Investments and other non-current assets	565	564	564	606	500
Total assets	8,306	8,010	8,324	8,332	7,987

Liabilities and equity
Short-term debt	624	455	310	538	590
Accounts payable	1,881	1,858	1,855	1,978	1,858
Accrued expenses	1,189	1,120	1,129	1,135	1,093
Operating lease liabilities - current	44	41	41	39	37
Other current liabilities	297	312	323	345	274
Total current liabilities	4,034	3,785	3,658	4,035	3,851

Long-term debt	1,586	1,540	1,830	1,324	1,277
Pension liability	147	140	149	159	152
Operating lease liabilities - non-current	130	127	134	135	125
Other non-current liabilities	110	106	111	109	96
Total non-current liabilities	1,974	1,913	2,224	1,728	1,649

Total parent shareholders’ equity	2,288	2,298	2,428	2,557	2,473
Non-controlling interest	10	13	13	13	13
Total equity	2,298	2,311	2,442	2,570	2,486

Total liabilities and equity	$8,306	$8,010	$8,324	$8,332	$7,987

Consolidated Statements of Cash Flow

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2024	2023	2024	2023	months	2023
Net income	$139	$134	$404	$262	$632	$489
Depreciation and amortization	97	95	289	281	385	378
Other, net	10	9	1	1	(119)	(119)
Changes in operating working capital, net	(68)	(36)	(54)	(8)	189	235
Net cash provided by operating activities	177	202	639	535	1,086	982

Expenditures for property, plant and equipment	(146)	(152)	(440)	(420)	(593)	(572)
Proceeds from sale of property, plant and equipment	1	0	9	1	12	4
Net cash used in investing activities	(145)	(151)	(431)	(419)	(581)	(569)

Free cash flow1)	32	50	208	117	505	414

Increase in short term debt	152	110	85	115	32	61
Decrease in long-term debt	-	-	(306)	(533)	(306)	(533)
Increase in long-term debt	46	1	581	557	583	559
Dividends paid	(54)	(56)	(164)	(169)	(221)	(225)
Share repurchases	(130)	(120)	(450)	(202)	(600)	(352)
Common stock options exercised	-	0	0	1	1	1
Dividend paid to non-controlling interests	(4)	-	(5)	(1)	(5)	(1)
Net cash used in financing activities	11	(64)	(259)	(232)	(516)	(490)

Effect of exchange rate changes on cash	(36)	14	(33)	(3)	(50)	(20)
Increase (decrease) in cash and cash equivalents	6	(0)	(84)	(119)	(61)	(96)
Cash and cash equivalents at period-start	408	475	498	594	475	594
Cash and cash equivalents at period-end	$415	$475	$415	$475	$415	$498
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report July - September 2024

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2024	2024	2024	2023	2023
Total current assets	$3,865	$3,703	$4,011	$3,974	$3,879
Total current liabilities	(4,034)	(3,785)	(3,658)	(4,035)	(3,851)
Working capital (U.S. GAAP)	(169)	(83)	353	(61)	28
Less: Cash and cash equivalents	(415)	(408)	(569)	(498)	(475)
Prepaid expenses	(172)	(193)	(180)	(173)	(180)
Other current assets	(90)	(76)	(71)	(93)	(63)
Less: Short-term debt	624	455	310	538	590
Accrued expenses	1,189	1,120	1,129	1,135	1,093
Operating lease liabilities - current	44	41	41	39	37
Other current liabilities	297	312	323	345	274
Trade working capital (non-U.S. GAAP)	$1,307	$1,169	$1,336	$1,232	$1,303

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2024	2024	2024	2023	2023
Receivables, net	$2,192	$2,090	$2,194	$2,198	$2,179
Inventories, net	997	936	997	1,012	982
Accounts payable	(1,881)	(1,858)	(1,855)	(1,978)	(1,858)
Trade working capital (non-U.S. GAAP)	$1,307	$1,169	$1,336	$1,232	$1,303

Financial Report July - September 2024

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2024	2024	2024	2023	2023
Short-term debt	$624	$455	$310	$538	$590
Long-term debt	1,586	1,540	1,830	1,324	1,277
Total debt	2,210	1,996	2,140	1,862	1,867
Cash & cash equivalents	(415)	(408)	(569)	(498)	(475)
Debt issuance cost/Debt-related derivatives, net	(9)	(8)	(9)	3	(17)
Net debt	$1,787	$1,579	$1,562	$1,367	$1,375

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2022	2021	2020	2019
Short-term debt		$711	$346	$302	$368
Long-term debt		1,054	1,662	2,110	1,726
Total debt		1,766	2,008	2,411	2,094
Cash & cash equivalents		(594)	(969)	(1,178)	(445)
Debt issuance cost/Debt-related derivatives, net		12	13	(19)	0
Net debt		$1,184	$1,052	$1,214	$1,650

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Sep 30	Jun 30	Sep 30
(Dollars in millions)	2024	2024	2023
Net debt1)	$1,787	$1,579	$1,375
Pension liabilities	147	140	152
Debt per the Policy	$1,934	$1,720	$1,527

Net income2)	$632	$627	$418
Income taxes2)	141	150	188
Interest expense, net2, 3)	93	89	75
Other non-operating items, net2)	4	8	5
Income from equity method investments2)	(6)	(6)	(4)
Depreciation and amortization of intangibles2)	385	384	371
Adjustments2), 4)	128	128	136
EBITDA per the Policy (Adjusted EBITDA)	$1,376	$1,380	$1,189

Leverage ratio	1.4	1.2	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments, antitrust related matters and for FY2023 the Andrews litigation settlement. See Items Affecting Comparability below.

Financial Report July - September 2024

Free Cash Flow and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions)	2024	2023	2024	2023	months	2023
Net income	$139	$134	$404	$262	$632	$489
Changes in operating working capital	(68)	(36)	(54)	(8)	189	235
Depreciation and amortization	97	95	289	281	385	378
Other, net	10	9	1	1	(119)	(119)
Operating cash flow	177	202	$639	$535	1,086	982
Capital expenditure, net	(145)	(151)	(431)	(419)	(581)	(569)
Free cash flow1)	$32	$50	$208	$117	$505	$414
Cash conversion2)	23%	37%	52%	45%	80%	85%
1) Operating cash flow less Capital expenditure, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2022	2021	2020	2019
Net income	$425	$437	$188	$463
Changes in operating assets and liabilities	58	(63)	277	47
Depreciation and amortization	363	394	371	351
Gain on divestiture of property	(80)	-	-	-
Other, net1)	(54)	(15)	13	(220)
Operating cash flow	713	754	849	641
EC antitrust payment	-	-	-	(203)
Operating cash flow excl antitrust	713	754	849	844
Capital expenditure, net	(485)	(454)	(340)	(476)
Free cash flow2)	$228	$300	$509	$165
Free cash flow excl antitrust payment3)	$228	$300	$509	$368
Cash conversion4)	54%	69%	270%	36%
Cash conversion excl antitrust5)	54%	69%	270%	79%

1) Including EC antitrust payment 2019. 2) Operating cash flow less capital expenditure, net. 3) For 2019, operating cash flow excluding EC antitrust payment less capital expenditures, net. 4) Free cash flow relative to net income. 5) For 2019, free cash flow excluding EC antitrust payment relative to net income.

Financial Report July - September 2024

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Third quarter 2024			Third quarter 2023
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$226	11	$237	$232	11	$243
Operating margin	8.9%	0.4%	9.3%	8.9%	0.4%	9.4%
Income before taxes	197	11	208	201	11	212
Net income attributable to controlling interest	138	8	146	134	8	141
Return on capital employed2)	22.9%	1.0%	23.9%	24.2%	0.4%	24.5%
Return on total equity3)	24.1%	1.1%	25.2%	21.3%	0.2%	21.5%
Earnings per share - diluted	$1.74	0.10	$1.84	$1.57	0.09	$1.66

1) Effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity.

	First 9 months 2024			First 9 months 2023
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$626	31	$657	$453	133	$586
Operating margin	8.1%	0.4%	8.5%	5.9%	1.7%	7.6%
Income before taxes	554	31	585	393	133	526
Net income attributable to controlling interest	403	26	429	261	123	384
Capital employed	4,085	26	4,111	3,861	123	3,985
Return on capital employed2)	21.2%	1.0%	22.1%	15.6%	4.2%	19.8%
Return on total equity3)	22.4%	1.3%	23.7%	13.5%	5.9%	19.5%
Earnings per share - diluted	$4.98	0.32	$5.30	$3.04	1.44	$4.48

1) Effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity.

Financial Report July - September 2024

	Latest 12 months			Full year 2023
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$863	128	$991	$690	230	$920
Operating margin	8.2%	1.2%	9.4%	6.6%	2.2%	8.8%
1) Costs for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement.

	Full year 2022			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$659	(61)	$598	$675	8	$683
Operating margin	7.5%	(0.7)%	6.8%	8.2%	0.1%	8.3%
1) Costs for capacity alignment and antitrust related matters.

	Full year 2020			Full year 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	99	$482	$726	49	$774
Operating margin, %	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignments and antitrust related matters.

Items included in non-U.S. GAAP adjustments	Third quarter 2024		Third quarter 2023
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$9	$0.12	$10	$0.12
The Andrews litigation settlement	-	-	(0)	(0.00)
Antitrust related matters	2	0.02	1	0.01
Total adjustments to operating income	11	0.14	11	0.13
Tax on non-U.S. GAAP adjustments1)	(3)	(0.04)	(3)	(0.04)
Total adjustments to net income	$8	$0.10	$8	$0.09

Average number of shares outstanding - diluted		79.3		85.0

Annualized adjustment on return on capital employed	$44		$44
Adjustment on return on capital employed	1.0%		0.4%

Annualized adjustment on return on total equity	$32		$31
Adjustment on return on total equity	1.1%		0.2%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s).

Items included in non-GAAP adjustments	First 9 months 2024		First 9 months 2023
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$25	$0.31	$122	$1.42
The Andrews litigation settlement	-	-	8	0.09
Antitrust related matters	6	0.07	3	0.04
Total adjustments to operating income	31	0.39	133	1.55
Tax on non-U.S. GAAP adjustments1)	(5)	(0.06)	(10)	(0.11)
Total adjustments to net income	$26	$0.32	$123	$1.44

Average number of shares outstanding - diluted		80.9		85.7

Annualized adjustment on return on capital employed	$42		$177
Adjustment on return on capital employed	1.0%		4.2%

Annualized adjustment on return on total equity	$35		$164
Adjustment on return on total equity	1.3%		5.9%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s).

Financial Report July - September 2024

(Dollars in millions, except per share data, unaudited)	2023	2022	2021	2020	2019
Sales and Income
Net sales	$10,475	$8,842	$8,230	$7,447	$8,548
Airbag sales1)	7,055	5,807	5,380	4,824	5,676
Seatbelt sales	3,420	3,035	2,850	2,623	2,871
Operating income	690	659	675	382	726
Net income attributable to controlling interest	488	423	435	187	462
Earnings per share – basic2)	5.74	4.86	4.97	2.14	5.29
Earnings per share – diluted2)	5.72	4.85	4.96	2.14	5.29
Gross margin3)	17.4%	15.8%	18.4%	16.7%	18.5%
S,G&A in relation to sales	(4.8)%	(4.9)%	(5.3)%	(5.2)%	(4.7)%
R,D&E net in relation to sales	(4.1)%	(4.4)%	(4.7)%	(5.0)%	(4.7)%
Operating margin4)	6.6%	7.5%	8.2%	5.1%	8.5%
Adjusted operating margin5,6)	8.8%	6.8%	8.3%	6.5%	9.1%
Balance Sheet
Trade working capital7)	1,232	1,183	1,332	1,366	1,417
Trade working capital in relation to sales8)	11.2%	12.7%	15.7%	13.6%	16.2%
Receivables outstanding in relation to sales9)	20.0%	20.4%	20.0%	18.1%	18.6%
Inventory outstanding in relation to sales10)	9.2%	10.4%	9.2%	7.9%	8.5%
Payables outstanding in relation to sales11)	18.0%	18.1%	13.5%	12.5%	10.8%
Total equity	2,570	2,626	2,648	2,423	2,122
Total parent shareholders’ equity per share	30.93	30.30	30.10	27.56	24.19
Current assets excluding cash	3,475	3,119	2,705	3,091	2,557
Property, plant and equipment, net	2,192	1,960	1,855	1,869	1,816
Intangible assets (primarily goodwill)	1,385	1,382	1,395	1,412	1,410
Capital employed	3,937	3,810	3,700	3,637	3,772
Net debt6)	1,367	1,184	1,052	1,214	1,650
Total assets	8,332	7,717	7,537	8,157	6,771
Long-term debt	1,324	1,054	1,662	2,110	1,726
Return on capital employed12)	17.7%	17.5%	18.3%	10.0%	20.0%
Return on total equity13)	19.0%	16.3%	17.1%	9.0%	23.0%
Total equity ratio	31%	34%	35%	30%	31%
Cash flow and other data
Operating Cash flow	982	713	754	849	641
Depreciation and amortization	378	363	394	371	351
Capital expenditures, net	569	485	454	340	476
Capital expenditures, net in relation to sales	5.4%	5.5%	5.5%	4.6%	5.6%
Free Cash flow6,14)	414	228	300	509	165
Cash conversion6,15)	85%	54%	69%	270%	36%
Direct shareholder return16)	577	339	165	54	217
Cash dividends paid per share	2.66	2.58	1.88	0.62	2.48
Number of shares outstanding (millions)17)	82.6	86.2	87.5	87.4	87.2
Number of employees, December 31	62,900	61,700	55,900	61,000	58,900

1) Including steering wheels, inflators and initiators. 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.